Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings

October 19, 2010	For immediate release

For more information contact: Steve Marsh, President and CEO at (802)-334-7915

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the third quarter ended September 30, 2010, of $787,805 or $0.16 per common share, compared to $1,013,222 or $0.21 per common share for the third quarter ended September 30, 2009.  Earnings per share for the nine months ended September 30, 2010 of $2,459,250 or $0.51 per common share were reported, compared to $2,704,040 or $0.57 per common share for the same period in 2009.

Total assets at September 30, 2010 were $526,913,665 compared to $505,287,097 at December 31, 2009 and $496,029,899 at September 30, 2009.  The growth in assets in both comparison periods has come mainly from an increase in loans.  Loans and loans held-for-sale totaled $390.0 million at September 30, 2010, an increase of $7.8 million from year-end, loans held-for-sale contributed $3.4 million to the increase.   The low mortgage interest rates fueled another round of refinancing activity in 2010.  Although the activity for the first nine months of 2010 has not been as robust as in 2009, with $26.9 million in mortgages sold during the first nine months of 2010 compared to $59.6 million for the same period in 2009, sales for the third quarter of 2010 were strong with $10.5 million compared to $12.9 million in the third quarter of 2009.

In commenting on the Company’s earnings performance, President and CEO Stephen Marsh said that third quarter earnings were negatively impacted by expenses associated with credit quality.  Some of our customers are struggling due to the effects of the prolonged recession therefore we have added additional funds to our reserve for loan losses in case some of these customers are unable to meet their obligations. Collection expenses associated with past due and non performing loans are also significantly higher than in previous years.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.